Board of Directors

Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated February 11, 2010 on the consolidated financial statements of Sino Gas International Holdings, Inc. as of and for the years ended December 31, 2009 and 2008, included in the amendment No. 2 to Form 10-K of Sino Gas International Holdings, Inc.

For the purpose of the aforesaid amendment No. 2 to the Form 10-K, we also consent to the reference of our firm as “Experts” under the Experts’ caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California	/s/ Samuel H. Wong & Co., LLP

February 4, 2011	Certified Public Accountants